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                                                                    EXHIBIT 23.1

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To The Board of Directors and

Stockholders of QCS.net Corporation (dba SourcingLink.net):

    Our report on the consolidated financial statements of QCS.net Corporation is included on page F-1 of this Form 10-KSB. In connection with our audits of such financial statements, we have also audited the related financial statement schedule on page F-21 of this Form 10-KSB.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          PricewaterhouseCoopers LLP

San Jose, California

May 21, 1999